EXHIBIT F-1

                                             September 10, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

       Re:  Cinergy Corp./ File No. 70-8867

Ladies and Gentlemen:

       I am Associate General Counsel of Cinergy Corp. ("Cinergy"), a Delaware corporation and registered holding company under the Public Utility Holding Company Act of 1935, as amended (the "Act") and am furnishing this opinion as an exhibit to Cinergy's Application on Form U-1 in the above file, as amended by Post-Effective Amendments Nos. 1 and 2 (the latter being filed concurrently herewith) (as so amended, and as it may be further amended, the "Application").

     In the Application, Cinergy requests authority to make an additional investment in the Nth Power Technologies Fund I, L.P. (the "Fund"), and thereby to acquire an additional limited partnership interest therein, all as more particularly described in the Application. In connection with this opinion, I have reviewed the Application and such agreements, instruments and other materials as I have deemed necessary or appropriate in order to render this opinion.

       I am a member of the Bar of the State of Ohio and do not purport to be an expert on the laws of any other jurisdiction. I have examined the Delaware General Corporation Law ("DGCL") to the extent necessary to express the opinions set forth herein. The opinions expressed below are limited solely to matters governed by the laws of the State of Ohio and the DGCL.

       Based upon and subject to the foregoing, and assuming that the proposed transactions are carried out in accordance with the Application and the Commission's order to be issued with respect thereto, together with any requisite corporate authorizations applicable to Cinergy's participation, I am of the opinion that:

     (a) All state laws applicable to Cinergy's participation in the proposed transactions will have been complied with.

     (b) Cinergy will legally acquire the additional limited partnership interest in the Fund to be acquired by it.

     (c) The consummation of the proposed transactions will not violate the legal rights of the holders of any securities issued by Cinergy or any associate company thereof.

     I hereby consent to the use of this opinion in connection with the Application.

                                Very truly yours,
                                /s/ Jerome A. Vennemann
                                Associate General Counsel